Exhibit 21.1

List of Subsidiaries

Q BioMed Inc. has two subsidiaries over each of which it has 100% of the voting and dispositive control:

(i)	Q BioMed Cayman SEZC, which was incorporated in the Cayman Islands; and

(ii)	QBMG Q BioMed Germany UG, , which was incorporated in Germany.